SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
November 27, 2007

CHINA NUVO SOLAR ENERGY, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-48746	87-0567853
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

319 Clematis Street, Suite 703
West Palm Beach, Florida 33401
(Address of Principal Executive Offices, Zip Code)

Registrant’s telephone number, including area code:  (561) 514-9042

(Former Name or Former Address, if Changed Since Last Report)

Item 1.01      Entry into a Material Definitive Agreement

On November 27, 2007, China Nuvo Solar Energy, Inc. (the “Registrant”) executed a Collaboration and Development Agreement (the “Agreement”) between the Registrant and Pioneer Materials, Inc. (“PMI”).  Under the terms of the Agreement, PMI will build, equip, operate and manage for the benefit of the Registrant a product development, testing and prototype manufacturing facility in Chengdu, Sichuan, China to develop, test and manufacture prototypes of solar energy products and equipment utilizing the Registrant’s solar technology.  In addition to the facilities, PMI will provide technical, engineering, development, testing and manufacturing employees, and support staff.    The term of the Agreement is one year with automatic six month renewal periods unless terminated by the parties.

The Registrant, which paid $10,000 to PMI upon execution of a Memorandum of Understanding between the parties in July 2007, will pay PMI $2,500 per month during the term of the Agreement up to and including two months following termination of the Agreement unless there is a material breach, as defined in the Agreement, by PMI.  In addition, PMI is eligible to receive up to 4,000,000 shares of the Registrant’s common stock upon the satisfactory completion of certain milestone accomplishments set forth in the Agreement; 500,000 shares of which were issued upon execution of the Agreement.

There was no material relationship between the Registrant and PMI, or any of its affiliates, prior to the execution of the Agreement.

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 27, 2007, the Registrant appointed Mr. Richard W. Perkins and Mr. Christopher T. Dahl to its board of directors.  There were no arrangements with any other person through with Messrs. Perkins and Dahl were appointed to the Registrant’s board of directors.  The Registrant currently has no sitting committees of its board of directors to which Messrs. Perkins and Dahl will be appointed as the entire board of directors currently performs these duties and responsibilities.  In connection with their appointments, Messrs. Perkins and Dahl each received an option to purchase 1,000,000 shares of the Registrant’s common stock under the Registrant’s 2007 Stock Option Plan (the “Plan”) as described more fully below.

Mr. Perkins, who has over 50 years experience in the investment business, has been President and Investment Manager for Perkins Capital Management since October 1994.  Perkins Capital Management, with assets under management exceeding $248 million, is a registered investment advisor with significant experience in individual and institutional capital management including working directly with the public markets emphasizing the micro-cap sector.  Mr. Perkins is also a director of several public companies including: Synovis Life Technologies, Inc., Nortech Systems, Inc., Lifecore Biomedical, Inc., and Vital Images, Inc.

For the past five years Mr. Dahl has been the President and owner of CTD Properties, a privately-held company that manages various investments including real estate ownership and development.  Mr. Dahl, who was the founder and President of Children’s Broadcasting Corp., has significant past experience in the media industry including executive management and board of director positions with publicly-traded companies that owned and operated radio stations and provided public media content.

On November 27, 2007, the Registrant made certain grants under its 2007 Stock Option Plan (the “Plan) to its officers and directors.  Each option granted under the Plan will expire on November 27, 2012 and has an exercise price of $0.07 per share, the closing price of the Registrant’s common stock as reported on the OTC Bulletin Board on the date of grant.  Grants were made to officers and directors in the following denominations:

Henry Fong	Chief Executive Officer & Director	1,000,000
Stephen D. King	Director	1,000,000
Richard W. Perkins	Director	1,000,000
Christopher T. Dahl	Director	1,000,000
Barry S. Hollander	Chief Financial Officer	500,000
Thomas B. Olson	Vice President & Secretary	500,000

Item 9.01.                      Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description

99.1	China Nuvo Solar Energy, Inc. 2007 Stock Option Plan. (Filed herewith)
99.2	Press Release dated November 30, 2007. (Filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA NUVO SOLAR ENERGY, INC.
Date: December 3, 2007	By: /s/ Thomas B. Olson Thomas B. Olson Secretary

EXHIBIT INDEX

Ex. No.	Description
99.1	China Nuvo Solar Energy, Inc. 2007 Stock Option Plan. (Filed herewith)
99.2	Press Release dated November 30, 2007. (Filed herewith)